Exhibit 4.13
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

Restricted Share Award Agreement
(for Non-Employee Directors)

Award No.
Date
          In consideration of, and as a reward for, your past services rendered to the Company and to provide you with an incentive for on-going superior performance (which has a value exceeding the par value of the Restricted Shares awarded pursuant to this Agreement) you are hereby awarded Restricted Shares subject to the terms and conditions set forth in this Restricted Share Award Agreement (“Award Agreement” or “Award”), and in the Commerce Energy Group, Inc. 2006 Stock Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award, including your tax alternatives and their consequences.
          By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Commerce Energy Group, Inc. (the “Company”) and that such determinations, interpretations or other actions are (in the absence of manifest bad faith or fraud) final, conclusive and binding upon all parties, including you, your heirs and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.
1. Specific Terms. Your Restricted Shares have the following terms:

Name of Participant
Number of Shares Subject to Award
Purchase Price per Share (if applicable)	Not applicable.
Award Date
Vesting	100% on January 1, 200_; subject to acceleration as provided in the Plan and to your Continuous Service not ending before the vesting date.
Lifetime Transfer	☐ Allowed. ☐ Not allowed.

Commerce Energy Group, Inc.
Restricted Shares Award Agreement

Deferral Elections	☐ Allowed in accordance with Section 8(g) of the Plan. ☐ Not allowed.

2. Investment Purposes. You acknowledge that you are acquiring your Restricted Shares for investment purposes only and without any present intention of selling or distributing them.
3. Issuance of Restricted Shares. Until all vesting restrictions lapse, any certificates that you receive for Restricted Shares will include a legend stating that they are subject to the restrictions set forth in the Plan and this Award Agreement. The certificates evidencing such Restricted Shares that will be issued will bear the following legend that shall remain in place and effective until all other vesting restrictions lapse and new certificates are issued:
     “The sale or other transfer of the Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Commerce Energy Group, Inc. 2006 Stock Incentive Plan, and in any rules and administrative procedures adopted pursuant to such Plan and in a related Award Agreement. A copy of the Plan, such rules and procedures and such Award Agreement may be obtained from the Secretary of Commerce Energy Group, Inc.”
4. Unvested Restricted Shares. The Company will hold such Restricted Shares in escrow until vesting occurs. You will be reflected as the owner of record on the Company’s books and records of any Shares issued pursuant to this Award Agreement. The Company will hold the stock certificates for safekeeping until such Shares have become vested and non-forfeitable. You must deliver to the Company, as soon as practicable after the date any Shares are issued, a stock power, endorsed in blank, with respect to any such Shares. If you forfeit any Shares, the stock power will be used to return the certificates for the forfeited Shares to the transfer agent for cancellation. As the owner of record of any Restricted Shares you qualify to receive pursuant to this Award Agreement, you will be entitled to all rights of a stockholder of the Company, including the right to vote Shares; subject, however, to the provisions of Section 5 hereof with respect to any cash or stock dividends that are paid between the date of this Award and your receipt of shares pursuant to a vesting event, subject in each case to the treatment of the Award upon termination of employment before the particular record date for determining stockholders of record entitled to the payment of the dividend or distribution. To the extent such a dividend is paid in stock, such stock shall be subject to the same restrictions contained in Section 1.
5. Dividends. When Shares are delivered to you or your duly-authorized transferee pursuant to the vesting of the Shares, you or your duly-authorized transferee shall also be entitled to receive, with respect to each Share issued, an amount equal to any cash dividends (plus simple interest at a rate of five percent per annum, or such other reasonable rate as the Committee may determine) and a number of Shares equal to any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued. To the extent that your Continuous Service ends before vesting of the Shares, you will forfeit all dividends (whether paid in cash or in stock) attributable to all such Shares.

Commerce Energy Group, Inc.
Restricted Shares Award Agreement

6. Termination, Rescission and Recapture. Notwithstanding any other provision of the Plan or this Award Agreement, terms of Section 25 of the Plan shall not apply to this Award Agreement.
7. Section 83(b) Election Notice. If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your Restricted Shares (a “Section 83(b) election”), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit C contains a suggested form of Section 83(b) election.
8. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the Restricted Shares awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.
9. Restrictions on Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, the Participant may transfer this Award (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or (ii) by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of the Participant (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of the Participant): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.
10. Income Taxes and Deferred Compensation. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Committee shall have the discretion to unilaterally modify this Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) that voids any election of the Participant to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, provided that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C). The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.
11. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by

Commerce Energy Group, Inc.
Restricted Shares Award Agreement

certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
12. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
13. Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Award Agreement.
14. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.
15. Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.
16. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
17. Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.
18. Governing Law. The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

          BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

COMMERCE ENERGY GROUP, INC.
By:
Name:
Title:

PARTICIPANT The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.
By:

Name of Participant:

EXHIBIT A
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

Plan Document

EXHIBIT B
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

Plan Prospectus

EXHIBIT C
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

Section 83(b) Election Form

Attached is an Internal Revenue Code Section 83(b) Election Form. IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED TO YOU. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

Election to Include Value of Restricted Shares in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b) ___

     Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.
1.	My General Information:

Name:

Address:

S.S.N. or T.I.N.:

2.	Description of the property with respect to which I am making this election:
___                     shares of ___                     stock of Commerce Energy Group, Inc. (the “Restricted Shares”).
3.	The Restricted Shares were transferred to me on ______ ___, 20___. This election relates to the 20___calendar taxable year.

4.	The Restricted Shares are subject to the following restrictions:
The Restricted Shares are forfeitable until they is are earned in accordance with Section 1 of the Commerce Energy Group, Inc. 2006 Stock Incentive Plan (“Plan”) Restricted Shares Award Agreement (“Award Agreement”) or other Award Agreement or Plan provisions. The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award Agreement and the Plan.
5.	Fair market value:
The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $ ___  per share.

6.	Amount paid for Restricted Shares:
The amount I paid for the Restricted Shares is $___  per share.
7.	Furnishing statement to employer:
A copy of this statement has been furnished to my employer, ___. If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.
8.	Award Agreement or Plan not affected:
Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.
Dated: ____________ __, 20__.

Taxpayer

2

COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN
_________________________________
Designation of Beneficiary

     In connection with Award Agreements between Commerce Energy Group, Inc. (the “Company”) and ___, an individual residing at ___(the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary of the Recipient’s interest in Awards as defined in the Company’s 2006 Stock Incentive Plan (the “Plan”). This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:

Address:

Social Security No.:

     This beneficiary designation relates to any and all of Recipient’s rights under the following Award or Awards:
☐	any Award that Recipient has received under the Plan.

☐	the ___Award that Recipient received pursuant to an award agreement dated ______ ___, ___between Recipient and the Company.
          The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by an Award from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:

By:

[Recipient Name]
Sworn to before me this
                    day of                                         , 200

Notary Public
County of
State of